Exhibit 10.1

TRXADE GROUP, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

HOWARD A. DOSS

This Agreement is made by and between TRXADE GROUP, INC., a Delaware corporation (the “Company”), and Howard A. Doss (“Executive”) to be effective as of June 19, 2020 (the “Effective Date”). This Agreement amends and restated in its entirety the prior consulting agreement executed on between Executive with the Company. This agreement has no effect on prior stock option grants.

1. Duties and Scope of Employment.

(a) Position; Employment Commencement Date; Duties. Executive’s employment with the Company pursuant to this Agreement is effective as of the Effective Date (the “Employment Commencement Date”). On and after the Employment Commencement Date, the Company shall employ the Executive as the Chief Financial Officer of the Company. During the Employment Term (as defined in section 2 herein), Executive shall render such business and professional services in the performance of his duties as are consistent with Executive’s position within the Company, and as shall reasonably be assigned to him by the Board.

(b) Obligations. During the Employment Term, Executive shall devote a sufficient amount of his business efforts and time to the Company to perform his role as Chief Financial Officer. Company agrees that during the Employment Term, Executive may actively engage in other employment, occupations and/or consulting activities for direct or indirect remuneration, (such as with STARadio Corp. where Executive retains an Active investment and acts as President and Operating Officer), and that Executive may do so without the prior approval of the Board, subject to the foregoing restrictions and the restrictions under in Section 7 hereof.

2. Employment Term. It is intended that the employment arrangement contemplated by this Agreement shall be “at will,” meaning that either the Executive or the Company shall be entitled to terminate the Executive’s Employment at any time and for any reason, with or without cause “Employment Term”). Any contrary representations that may have been made to the Executive shall be superseded by this Agreement. Any termination of the Employment Term by either party shall require thirty (30) days prior written notice to the other party. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive’s Employment, which may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company. In the event that Executive’s employment with the Company terminates prior to the expiration of the Employment Term for any reason, the parties agree that Executive shall be entitled to receive only those benefits that are expressly provided by this Agreement in such circumstances.

3. Employee Benefits. During the Employment Term, Executive shall be eligible to participate in the employee and fringe benefit plans maintained by the Company that are applicable to other senior management to the full extent provided for under those plans for the position held by the Executive.

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4. Paid Time Off. Executive is permitted unlimited discretionary paid time off for vacation and personal leave, (i) provided that this does not negatively impact Executive’s duties to Company (contemplated in Section 1 of this Agreement) in a material manner, and (ii) subject to limitations for short and long-term disability. Executive shall not accrue any paid time off and no such paid time off shall be paid/owed to Executive at the time of termination—regardless of the circumstances of Executive’s termination of employment.

5. Expenses. While Executive is employed during the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6. Compensation.

(a) Base Salary. While employed by the Company, the Company shall pay the Executive as compensation for his services a base salary at the annualized rate of not less than One Hundred Twenty Thousand ($120,000) per year (the “Base Salary”). Such salary may be increased from time to time at the sole discretion of the Board of Directors and shall be paid periodically in accordance with normal Company payroll practices and subject to required withholding.

(b) Bonus. Executive shall be entitled to receive, within 90 days after the end of the fiscal year, an annual bonus (the “Bonus”) based upon Executive’s performance and the Company’s attainment of objectives established by the Board of Directors or a Compensation Committee of the Board, at the Board’s sole and absolute discretion.

7. Noncompetition.

(a) Executive and the Company agree that due to the nature of Executive’s association with the Company, Executive has confidential and proprietary information relating to the Business and operations of the Company. Executive acknowledges that such information is of extreme importance to the Business of the Company and that disclosure of such confidential information to others, or the unauthorized use of such information by others, would cause substantial loss and harm to the Company.

(b) Executive and the Company further agree that the market for the Business is intensely competitive and that the Company engages in the Business throughout the United States.

(c) During the period which shall commence at the voluntary termination of Executive’s employment for any reason and continuing for twelve (12) months thereafter (the “Restricted Period”), Executive shall not, anywhere in the Business Area (as defined below), directly or indirectly (including without limitation, through any Affiliate (as defined below) of Executive), own, manage, operate, control or otherwise engage or participate in, or be connected as an owner, partner, principal, creditor, salesman, guarantor, advisor, member of the board of directors of, employee of or consultant of any Competitor (as defined below).

(d) Notwithstanding the foregoing provisions of Section 7(c) and the restrictions set forth therein, Executive may own securities in any of the Competitors that is publicly held corporation, but only to the extent that Executive does not own, of record or beneficially, more than 1% (one percent) of the outstanding beneficial ownership of any such Competitor.

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(e) “Competitor” as used herein, means any entity or person that is competing with the Business in the Business Area. Competing with the Business includes, without limitation, directly or indirectly owning and or working in any capacity for a company in the pharmaceutical industry.

(f) “Business Area” as used herein, means the United States of America.

(g) “Affiliate” as used herein, means, with respect to any person or entity, any person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such other person or entity.

8. Nonsolicitation of Employees. During the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly encourage, solicit, request, cause, induce or attempt to induce any person who is at the time an employee of or a consultant of the Company to leave the employ of or terminate such person’s relationship with the Company. This Section 8 shall not prohibit general advertising conducted by Executive in the ordinary course of Executive’s business which is not specifically directed at employees or consultants of the Company.

9. Nonsolicitation of Customers. During the Restricted Period, Executive shall not, directly or indirectly, (i) solicit, induce or attempt to induce any customer, pharmacy, pharmaceutical provider or supplier, wholesaler, or vendors, to cease doing business in whole or in part with the Company with respect to the Business; (ii) attempt to limit or interfere with any business agreement or relationship existing between the Company and/or its Affiliates with any third party; or (iii) disparage the business reputation the Company (or their management team) or take any actions that are harmful the Company’s goodwill with their customers, pharmacy, pharmaceutical provider or supplier or wholesaler, vendors, employees, the media or the public. Notwithstanding the foregoing, general advertising conducted by Executive in the ordinary course of Executive’s business which is not specifically directed at the Company, its Affiliates, customers, pharmacies, suppliers, or contractors shall not be deemed to violate clauses (i) or (ii) above of this Section 9.

10. Injunctive Relief. The parties agree that the remedy at law for any breach of Sections 7, 8 and 9 of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Executive of the provisions of Sections 7, 8 and 9 of this Agreement, the Company shall be entitled to seek an injunction restraining Founder from the conduct which would constitute a breach of this Agreement. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it or them for such breach or threatened breach, including, without limitation, the recovery of damages from Executive.

11. Reasonableness and Enforceability of Covenants.

(a) The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed.

(b) If any court of competent jurisdiction determines that any of the covenants and agreements contained herein, or any part thereof, is unenforceable because of the character, duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

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12. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, acquisitions or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

13. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (i) delivered personally or by facsimile, (ii) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice or at the last residential address known by the Company.

14. At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement. Executive agrees to enter into the Company’s At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “CIIA Agreement”) attached hereto as Exhibit A, upon commencing employment hereunder.

15. Entire Agreement. This Agreement and the CIIA Agreement supersedes the prior consulting agreement the Executive had with the Company. All other prior agreements Executive’s has with the Company, such as prior stock option agreements, remain in full force and effect.

16. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Chairman of the Board (or in the event that Executive is Chairman, then a duly authorized representative of the majority of the members of the Board).

17. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

18. Governing Law. This Agreement shall be governed by the laws of the State of Florida without reference to rules relating to conflict of law.

19. Arbitration. See: Exhibit A: At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement

[signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of June 19, 2020:

TRXADE GROUP, INC.

/s/ Suren Ajjarapu	06/25/2020
Suren Ajjarapu, CEO

EXECUTIVE

/s/ Howard A. Doss	6-19-2020
Howard A. Doss

[Signature page to Executive Employment Agreement, dated June 19, 2020]

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EXHIBIT A

AT WILL EMPLOYMENT, CONFIDENTIAL INFORMATION,
INVENTION ASSIGNMENT
AND ARBITRATION AGREEMENT

As a condition of my employment with Trxade Group, Inc. , a Delaware corporation, and/or any of its subsidiaries, affiliates, partners, successors or assigns (together the “Company”), and in consideration of my employment with the Company, ten dollars ($10) and other good and valuable consideration, which I confirm receipt and sufficiency of, and my receipt of the compensation now and hereafter paid to me by the Company, I (the “Employee”) agree to the following:

1. At-Will Employment.

I understand and acknowledge that, notwithstanding the terms of any employment agreement or understanding between myself and the Company, my employment with the Company constitutes “at-will” employment. I also understand that any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by an authorized corporate representative of the Company. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice, pursuant to where applicable, the terms and provisions of any employment agreement or understanding between myself and the Company.

2. Confidential Information.

A. Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of the Company, any Confidential Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company. I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

B. Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

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C. Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Inventions.

A. Inventions Retained and Licensed. I have attached hereto, as Exhibit 1, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

B. Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the entire period of time I am in the employ of the Company (whether before or after the execution of this Agreement) related to the business of the Company (collectively referred to as “Inventions”). I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company (whether before or after the execution of this Agreement) and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Employee understands that this means that the Company will have the right to undertake any of the actions set forth in Section 106 of the United States Copyright Act (17 U.S.C. § 106) with respect to such copyrightable works prepared by Employee within the scope of Employee’s employment. Employee understands that this includes, without limitation, the right to sell, license, use, reproduce and have reproduced, create derivative works of, distribute, display, transmit and otherwise commercially exploit such copyrightable works by all means without further compensating the Employee. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

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C. Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Assigned Inventions; and (ii) any and all “Moral Rights” (as defined below) that Employee may have in or with respect to any Inventions. Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of Employee’s work on behalf of the Company. “Moral Rights” means any rights to claim authorship of any Inventions, to object to or prevent the modification of any Inventions, or to withdraw from circulation or control the publication or distribution of any Inventions, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

D. Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

E. Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

F. Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and on my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

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4. Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation or consulting directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

5. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to Section 3.E. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit 2.

6. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7. Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment or the Company’s customers to remove or reduce their business with the Company, or take away such employees or customers, or attempt to solicit, induce, recruit, encourage or take away employees or customers of the Company, either for myself or for any other person or entity.

8. Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit 3 hereto.

9. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

10. Arbitration and Equitable Relief.

A. Arbitration. In consideration of my employment with the Company, its promise to arbitrate all employment-related disputes and my receipt of the compensation, pay raises and other benefits paid to me by the Company, at present and in the future, I agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from my employment with the Company or the termination of my employment with the Company, including any breach of this Agreement, will be subject to binding arbitration, to the fullest extent permitted by law. Disputes which I agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination and any statutory claims. I further understand that this agreement to arbitrate also applies to any disputes that the Company may have with me.

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B. Procedure. I agree that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its national rules for the resolution of employment disputes. I agree that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. I also agree that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. I understand the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that I will pay the first $200.00 of any filing fees associated with any arbitration I initiate. I agree that the arbitrator will administer and conduct any arbitration in a manner consistent with AAA’s national rules, to the extent that the AAA’s national rules for the resolution of employment disputes do not conflict with applicable law. I agree that the decision of the arbitrator will be in writing. Any procedure for remedying disputes as set forth in any employment agreement or understanding between myself and the Company shall supersede and take precedence over the Procedure set forth in this Section 10.B.

C. Remedy. Except as provided by law and this Agreement (or provided for in any employment agreement or understanding between myself and the Company), arbitration will be the sole, exclusive and final remedy for any dispute between me and the Company. Accordingly, except as provided for by law and this Agreement, neither I nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

D. Availability of Injunctive Relief. In addition to any right under applicable law that the Company or I may have to petition a court of competent jurisdiction for provisional relief, I agree that any party may also petition the arbitrator for provisional injunctive relief where either party alleges or claims a violation of the employment, confidential information, invention assignment agreement between me and the Company or any other agreement regarding trade secrets, confidential information, or non-solicitation. I understand that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both parties hereby consent to the issuance of an injunction. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

E. Administrative Relief. I understand that this Agreement does not prohibit me from pursuing an administrative claim with a local, state or federal administrative body. This Agreement does, however, preclude me from pursuing court action regarding any such claim.

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F. Voluntary Nature of Agreement. I acknowledge and agree that I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. I further acknowledge and agree that I have carefully read this Agreement and that I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that I AM WAIVING MY RIGHT TO A JURY TRIAL. Finally, I agree that I have been provided an opportunity to seek the advice of an attorney of my choice before signing this Agreement.

11. General Provisions.

A. Governing Law, Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Florida. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Florida for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

B. Entire Agreement. This Agreement, along with my offer letter of employment (if any), employment agreement or understanding, sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by an authorized officer of the Company (other than me) and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. This Agreement prevails and supersedes in the event there is any inconsistency between this Agreement and any other offer letter, unless the offer letter expressly provides otherwise. The terms of this Agreement shall supersede and amend, effective as of the date hereof, any prior At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement entered into by the Employee in favor of the Company, provided that such prior At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement shall continue to bind the Employee and be enforceable by the Company against the Employee for all actions, events, occurrences and other matters between the date hereof through the date of this Agreement below. The terms of any employment agreement or understanding between myself and the Company shall prevail and supersede, where and to the extent applicable, in the event there is any inconsistency between this Agreement and such employment agreement or understanding, unless the employment agreement or understanding expressly provides otherwise.

C. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

D. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Date:	6-19-2020	/s/ Howard A. Doss
Signature

Howard A. Doss
Name of Employee (typed or printed)

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EXHIBIT 1

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

NONE ____	No inventions or improvements

_________	Additional Sheets Attached

Signature of Employee:	/s/ Howard A. Doss

Print Name of Employee: Howard A. Doss

Date: 6-19-2020

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EXHIBIT 2

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Trxade Group, Inc., a Delaware limited liability company, and/or its subsidiaries, affiliates, partners, predecessors, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment or customers to remove or reduce their business with, or take away such employees or customers, or attempt to solicit, induce, recruit, encourage or take away employees or customers of the Company, either for myself or for any other person or entity.

Date:

DO NOT SIGN AT THIS TIME
(Employee’s Signature)

Howard A. Doss
(Type/Print Employee’s Name)

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EXHIBIT 3

CONFLICT OF INTEREST GUIDELINES

It is the policy of Trxade Group, Inc., a Delaware limited liability company (the “Company”) to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to an authorized officer of the Company (other than me) and written approval for continuation must be obtained.

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement elaborates on this principle and is binding).

2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5. Initiating or approving any form of personal or social harassment of employees.

6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7. Borrowing from or lending to employees, customers or suppliers.

8. Acquiring real estate of interest to the Company without the approval of the Board.

9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11. Making any unlawful agreement with distributors with respect to prices.

12. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13. Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

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